EXHIBIT 10.10

                               LICENSE AGREEMENT



      THIS AGREEMENT ("Agreement") is made as of the 29th day of April 1999, by and between Famous Fixins, Inc. ("Licensee"), a corporation organized under the laws of the State of New York, having its principal place of business at 250 West 57th Street, Suite 2501, New York, New York 10107, and Ken Caminiti, Craig Biggio, and Jeff Bagwell (individually a "Licensor" and collectively "Licensors"), each an individual of full age and majority.

      WHEREAS, Licensee manufactures celebrity food products and has been granted the exclusive right to the use of the names and likenesses of Licensors on and in connection with the development, manufacture, distribution, promotion, and sale of a line of limited edition cereal products endorsed by Licensors (the "Products").

      NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties agree as follows:

      1.    Grant of License.

            (a) Licensors hereby grant Licensee the right to use the name, photograph, characterization, likeness, voice, image, and biographical data of Licensors, and the trademarks, logos, copyrights and all other authorized material owned or controlled by the Licensors (the "Licensed Subject Matter") in connection with the development, manufacture, distribution, promotion, and sale of the Products, more specifically, cereal and related merchandise (the "License"). This License shall be effective worldwide beginning on April 29, 1999 and continuing for the term of one year until April 20, 2000, (the "License Term"), unless terminated in accordance with the terms and conditions of Paragraphs 8 or 9 of this Agreement. If sales of the Products reach a total of 1,000,000 boxes, the License Term shall be automatically extended, and shall end on April 30, 2001.

            (b) For the License Term, Licensors also grant Licensee the right to develop, design, produce, manufacture, distribute, promote and sell merchandise related to the Products ("Related Merchandise"). Related Merchandise is defined as hats and T-shirts bearing the name and logo of the cereal (with no use of the name, likeness, image, photograph, signature or characterization of any of the individual Licensors) and to be sold only by way of direct sales through cereal box redemption programs, mail order, Internet, or print advertising.

      2.    Licensee's Obligations.

            (a) Licensee shall undertake to use its best efforts to develop, manufacture, distribute, promote, and sell the Products, more specifically, cereal, provided however, that Licensee shall have the right to determine: (a) the type and quantity of Products developed and manufactured;
(b) the markets in which the Products are distributed and sold; (c) the manner of distribution and sale of the Products; and (d) the volume and nature of advertising for the

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Products.  Licensee shall submit for Licensors' approval the type of cereal, the name of cereal, the packaging design, advertising material, and all other materials to be used in connection with the Products approval of which shall not be unreasonably delayed or withheld. Licensee shall pay all costs and expenses in connection with the development, promotion, manufacturing, packaging, shipping, distribution, sales and promotion of the Products. Licensee shall handle all fulfillment (including all check, money order and credit card transactions) and tracking responsibilities from the sale of other Related Merchandise from the back panel or elsewhere on the packaging or promotional materials of the Products. All rights, titles, and interests in and to the Products, their formulae and secret ingredients, and their packaging and labeling shall be, and they are specifically and entirely, reserved to Licensee and may be fully exploited without regard to the extent to which such rights may be competitive with this Agreement or the rights granted hereunder.

            (b) Licensee agrees that prior to the use, production, or publication of any materials for the Products or Related Merchandise under this Agreement, it will submit to each Licensor and/or his representative (Rick Licht for Mr. Caminiti, and Barry Alexrod for Messrs. Bagwell and Biggio) a copy of the proposed material for review and for approval.
Approval rights must be exercised by each Licensor within seventy-two (72) hours of receipt of copy by Licensor or his representative, and failure of a Licensor to respond within said time period shall be deemed approval of said copy. Licensee agrees that it will not depict any Licensor in any embarrassing or derogatory light and that the materials shall not be released without prior approval of each Licensor or his representative as stated above. Licensee agrees that complimentary duplicates of all of such materials featuring Licensors or their endorsement shall be delivered to each Licensor's representative for non-commercial use. Such materials may include, but are not limited to, photographs, transparencies, slides, cereal boxes, posters and video tapes of Licensors.

            (c) Licensee shall be responsible for, and use commercially reasonable efforts in, obtaining the permission and/or rights from Major League Baseball Properties, Major League Baseball Players Association, and/or the Houston Astros for the Products and Related Merchandise, if necessary to prevent infringement by the Products and Related Merchandise of the license(s) held by these entities. Licensee shall bear the costs and related expenses in connection with obtaining such permission and/or rights from these entities.

      3.    Licensors' Obligation.

            (a) Each Licensor shall be obligated to make a total of two personal appearances (which may be in the form of a photo shoot or press conference), each of which appearance shall last no longer than one hour for each Licensor. Any additional participation is at the sole discretion of each Licensor. Licensors shall further furnish Licensee with sufficient information about the Licensors' schedule to allow Licensee to adequately plan its promotions and sales programs. Any and all publicity regarding the Products shall be issued only by Licensee. Licensors shall not be shown in uniform without the express written consent of Major League Baseball.

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            (b)   Licensee agrees the personal appearances by Licensors shall be at or in the vicinity of the Astrodome and on dates and at times reasonably convenient to Licensors. No appearances shall be scheduled on off-days. Licensee agrees to provide desired appearance dates as much in advance as is reasonably possible. Licensee and Licensors shall cooperate in good faith and use their best respective efforts to select mutually agreeable dates and times for rendition of Licensors' obligations under this Agreement. In the event of a schedule conflict, Licensors will advise Licensee of the earliest possible date on which Licensors can render their obligations hereunder without conflicting with prior bona fide commitments.

      4. Quality Assurance. Licensee agrees that all use of the Licensed Subject Matter shall be only upon the Products manufactured by or for Licensee in accordance with quality standards approved by Licensors prior to the commencement of manufacturing of the Products. Licensee shall submit for Licensors' approvals the type of cereal, the name of cereal, the packaging design, advertising material, and all other materials to be used in connection with the Products, approval of which shall not be unreasonably delayed or withheld.

      5. Compensation. As full and complete compensation to Licensors for entering into and performing the terms and conditions of the Agreement, and provided that Licensors completely performs their obligations hereunder, Licensee shall pay Licensors collectively a license fee via cashier's check or wire transfer (the "Licensing Fee") in an amount equal to a total of six and one-half percent (6.5%) of all monies received by Licensee as revenue derived from the sale of the Products ("Gross Receipts" less up to $50,000 in slotting fees). Licensee shall also pay Licensors collectively a total of twenty-five percent (25%) of net sales from the sale of all related merchandise from the back panel and other promotional materials. In addition, as further consideration for this Agreement, upon the signing and delivery of this Agreement, each Licensor will receive a warrant to purchase 10,000 shares of the Company's unregistered common stock exercisable at the purchase price of $.25 per share (the "exercise price") with an expiration date of five (5) years from the date hereof. If the Licensed Term is automatically extended as defined in Paragraph 1, each Licensor will be entitled to an additional warrant for an additional 10,000 shares of common stock exercisable at the fair market value of the common stock at the time of issuance of said additional warrant, and otherwise using the same terms as defined above.

      6. Accounting. Licensee shall render a detailed accounting to Licensors on a quarterly basis. Each accounting shall show both period and cumulative Gross Receipts for the Products and shall be accompanied by the
payment in full then due to the Licensors.   Payment for Ken Caminiti shall
be sent to Rick Licht and payment for Craig Biggio and Jeff Bagwell shall be
sent to Barry Axelrod.   Licensors, or Licensors' representative, shall have
the right at reasonable times and on reasonable notice to inspect and make copies of Licensee's books and records in so far as they relate to the computation of royalties to be paid to Licensors thereunder and the shipment of endorsed products and Related Merchandise pursuant to this Agreement. Such examination shall be at Licensors' expense, unless errors amounting to five percent (5%) or more of the total sums due Licensors hereunder shall be found and are to Licensors' disadvantage, in which circumstance the reasonable cost of the examination shall be borne by Licensee.

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      7.    Insurance.  Licensee maintains $8,000,000 in product liability insurance, which cover all products produced by Licensee bearing Licensors name and likeness. Licensee agrees to immediately include each Licensor as an additional named insured on its general liability insurance policy and to provide Licensors with certificates of insurance evidencing this action.

      8. Licensors' Termination. Licensors may terminate this Agreement upon forty-five (45) days written notice if (a) Licensee breaches a material term of this Agreement and fails to remedy said breach within thirty (30) days of its receipt of written notice of the breach; (b) Licensee becomes insolvent or files a petition in bankruptcy or (c) Licensee permanently discontinues production and distribution of the Products.

      9. Licensee' Termination. Licensee may terminate this agreement upon forty-five (45) days written notice if (a) any Licensor breaches a material term of this Agreement and fails to remedy said breach within thirty
(30) days of his receipt of written notice of the breach; (b) any Licensor becomes insolvent or files a petition in bankruptcy; (c) Licensee determines, in its sole and absolute discretion, to discontinue production and distribution of the Products; (d) any Licensor becomes the subject of public dispute or scandal that affects Licensors image. Injury(ies) or illness of said Licensors shall not in any way affect the validity of this Agreement.

      10.   Indemnification.

            (a) Licensee agrees to protect, defend, indemnify and hold harmless Licensors from and against any and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, including attorneys' fees and other costs of defense, arising out of, or in any way connected with, any claim or action for personal injury, wrongful death, product liability, or any other injury or damage resulting from promotion, advertisement, endorsement, manufacture, distribution, marketing, sale, or use of any product available through or from Licensee

            (b) Licensors agree to protect, defend, indemnify and hold harmless Licensee and its respective directors, officers, employees, licensees, agents, and assigns harmless from and against any and all expenses, damages, claims, suits, actions, judgments, production costs, or non-cancelable media expenditures and any other costs and expenses, including attorneys' fees and other costs of defense, arising out of any breach by Licensors of any warranty or agreement made by each said Licensor herein or in the performance of Licensors' obligations hereunder.

            (c) Any party hereto seeking indemnification agrees to notify the party from whom indemnification is sought as soon as possible after a claim has been made. The party from whom indemnification is sought may then elect to defend; otherwise, such party will reimburse the other party for its costs of defense.

      11. Assignment. Neither Licensors nor Licensee shall assign this Agreement without the prior written consent of the other party, except that Licensee shall have the right to assign this Agreement to any wholly owned subsidiary, or to any person, firm, or corporation owning or acquiring a substantial portion of Licensee's stock or assets.

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      12.   Notices.  Any notice to be hereunder shall be made in writing and shall be sent by certified U.S. mail, return receipt requested, postage paid.

            All notices to Licensors shall be sent to:

                  Rick Licht
                  1436 Butler Ave, #13
                  Los Angeles, CA 90025

                  and to:

                  Barry Axelrod
                  2236 Encinitas Blvd., Suite A
                  Encinitas, CA 92024

            All notices to Licensee shall be sent to:

                  Jason Bauer
                  Famous Fixins
                  250 West 57th Street, Suite 2501
                  New York, NY 10107

                  with a copy to:

                  Law Offices of Dan Brecher
                  99 Park Avenue, 16th Floor
                  New York, NY 10016.

       13. Relationship of the Parties. Nothing in this Agreement shall be construed to (a) give either party the power to direct or control the day to day activities of the other; (b) constitute the parties as partners, joint ventures, co-owners, or otherwise as participants in a joint and common undertaking; or (c) constitute Licensors, its agents, or employees as the agents or employees of Licensee or to grant them any power or authority to act for, bind or otherwise create any obligation on behalf of Licensee for any purposes whatsoever.

       14. Governing Law and Jurisdiction. This Agreement shall be construed and enforced in the County of New York in accordance with the laws of the State of New York. In the event of any action, suit, or proceeding concerning, arising out of, or based upon this Agreement brought by either party against each other, the prevailing party shall be entitled to recover from the other its reasonable attorney's fees in connection therewith in addition to the costs of such action, suit or proceeding.

       15. Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to its subject matter. No waiver, modification, or addition to this agreement shall be valid unless reduced to writing and signing by both parties. If any provision of this Agreement shall be held void, voidable, invalid, or inoperative, no other provision of this

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Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid, or inoperative provision had not been contained therein. Notwithstanding the foregoing, in the event any provision is held void, voidable, invalid, or inoperative and impairs Licensee's right to manufacture, distribute, promote, or sell the Products, then Licensee may, upon notice to Licensors, terminate this Agreement.


      IN WITNESS WHEREOF, the parties have executed this Agreement in New York, New York, on the day and year first above written.



LICENSEE:   FAMOUS FIXINS, INC.

            By: /s/ Jason Bauer
               -------------------------------
               Jason Bauer, President


LICENSORS:  /s/ Ken Caminiti
            --------------------------------
            Ken Caminiti

            /s/ Craig Biggio
            --------------------------------
            Craig Biggio

            /s/ Jeff Bagwell
            --------------------------------
            Jeff Bagwell